INVESTMENT ADVISORY AGREEMENT

             Agreement made this ____ day of March, 1998 between Johnson Funds, Inc., a Maryland corporation (the "Company"), and Johnson Asset Management of Wisconsin, Inc., a Wisconsin corporation (the "Adviser").

                              W I T N E S S E T H:

             WHEREAS, the Company is in the process of registering with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company consisting as of the date hereof of four series, the Johnson Intermediate Fixed Income Fund (the "Intermediate Fixed Income Fund"), the Johnson Small Cap Equity Fund (the "Small Cap Equity Fund"), the Johnson Large Cap Equity Fund (the "Large Cap Equity Fund") and the Johnson International Equity Fund (the "International Equity Fund"); and

             WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as the investment adviser for the Intermediate Fixed Income Fund.

             NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

             1. Employment. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Intermediate Fixed Income Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Intermediate Fixed Income Fund and, subject to such policies as the directors of the Company may determine, direct the purchase and sale of investment securities in the day-to-day management of the Intermediate Fixed Income Fund. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Intermediate Fixed Income Fund in any way or otherwise be deemed an agent of the Company or the Intermediate Fixed Income Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws or any applicable statute or regulation, or to relieve or deprive the directors of the Company of their responsibility for, and control of, the affairs of the Intermediate Fixed Income Fund.

             3. Expenses. The Adviser, at its own expense and without reimbursement from the Company or the Intermediate Fixed Income Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Intermediate Fixed Income Fund. The Intermediate Fixed Income Fund shall bear all expenses initially incurred by it, provided that the total expenses borne by the Intermediate Fixed Income Fund, including the Adviser's fee but excluding all federal, state and local taxes, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and extraordinary items, shall not in any year exceed 1.5% of the average net assets of the Intermediate Fixed Income Fund for such year, as determined by valuations made as of the close of each business day. The expenses of the Intermediate Fixed Income Fund's operations borne by the Intermediate Fixed Income Fund include by way of illustration and not limitation, director's fees paid to those directors who are not officers of the Company, the costs of preparing and printing its registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, payments made pursuant to the Service and Distribution Plan, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of share certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Intermediate Fixed Income Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

             The Company shall monitor the expense ratio of the Intermediate Fixed Income Fund on a monthly basis. If the accrued amount of the expenses of the Intermediate Fixed Income Fund exceeds the expense limitation established herein, the Company shall create an account receivable from the Adviser for the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Company's fiscal year if accrued expenses thereafter fall below the expense limitation.

             4. Compensation of the Adviser. For the services and facilities to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Company, through and on behalf of the Intermediate Fixed Income Fund shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Intermediate Fixed Income Fund, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of 0.45% (0.45% per annum) of such average net assets of the Intermediate Fixed Income Fund. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net assets of the business days during which it is so in effect.

             5. Ownership of Shares of the Intermediate Fixed Income Fund. Except in connection with the initial capitalization of the Intermediate Fixed Income Fund, the Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of the Intermediate Fixed Income Fund, except for the purchase of shares of the Intermediate Fixed Income Fund for investment purposes at the same price as that available to the public at the time of purchase.

             6. Exclusivity. The services of the Adviser to the Intermediate Fixed Income Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Intermediate Fixed Income Fund and the Company to use the name "Johnson," it is understood and agreed that the Adviser reserves the right to use and has permitted and may permit other persons, firms or corporations, including investment companies, to use such name, and that the Intermediate Fixed Income Fund and the Company will not use such name if the Adviser ceases to be the Intermediate Fixed Income Fund's sole investment adviser. During the period that this Agreement is in effect, the Adviser shall be the Intermediate Fixed Income Fund's sole investment adviser.

             7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Intermediate Fixed Income Fund or to any shareholder of the Intermediate Fixed Income Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             8. Brokerage Commissions. The Adviser shall have authority and discretion to select brokers and dealers to exercise portfolio transactions for the Intermediate Fixed Income Fund and for the selection of the markets on or in which the transactions will be executed. The Adviser may cause the Intermediate Fixed Income Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Adviser will provide such reports as the Company's Board of Directors may reasonably request with respect to the Intermediate Fixed Income Fund's total brokerage and the manner in which that brokerage was allocated.

             9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the directors of the Company in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Intermediate Fixed Income Fund, as defined in the Act.

             10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the directors of the Company or by a vote of the majority of the outstanding voting securities of the Intermediate Fixed Income Fund, as defined in the Act, upon giving sixty
   (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the directors of the Company or by the vote of the majority of the outstanding voting securities of the Intermediate Fixed Income Fund, as defined in the Act, and (ii) the directors of the Company in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.


   JOHNSON ASSET MANAGEMENT, INC.          JOHNSON FUNDS, INC.
   (the "Adviser")                         (the "Company")


   By:                                By: